Exhibit 99.3

Atlanticus Closes $135 Million Offering of Senior Notes

ATLANTA, November 22, 2021 (GLOBE NEWSWIRE) -- Atlanticus Holdings Corporation (NASDAQ: ATLC) (“Atlanticus,” “the Company”, “we,” “our” or “us”), a financial technology company which enables its bank, retail and healthcare partners to offer more inclusive financial services to millions of everyday Americans, today announced the closing of its previously announced underwritten registered public offering (the “Offering”) of $135 million aggregate principal amount of 6.125% Senior Notes due 2026 (the “Notes”). The Offering resulted in net proceeds of approximately $130.3 million after deducting underwriting discounts and commissions, but before deducting expenses and the structuring fee.

The Company granted the underwriters a 30-day option to purchase up to an additional $15 million aggregate principal amount of the Notes in connection with the Offering.

The Company expects to use the net proceeds of this Offering for general corporate purposes.

The Notes have been approved for listing on the Nasdaq Global Select Market ("Nasdaq") under the symbol "ATLCL" and are expected to begin Nasdaq trading on November 23, 2021.

B. Riley Securities, Inc., Janney Montgomery Scott LLC, Ladenburg Thalmann & Co. Inc., and William Blair & Co., L.L.C. acted as book-running managers for the Offering. EF Hutton, division of Benchmark Investments, LLC acted as lead manager for the Offering. Aegis Capital Corp., Brownstone Investment Group, LLC, InspereX LLC, Maxim Group LLC and B.C. Ziegler & Company acted as co-managers for the Offering.

Troutman Pepper Hamilton Sanders LLP acted as legal counsel to the Company. Duane Morris LLP acted as legal counsel to the underwriters.

The Offering of these Notes was made pursuant to an effective shelf registration statement on Form S-3, which was initially filed with the Securities and Exchange Commission (the “SEC”) on May 6, 2021 and declared effective by the SEC on May 13, 2021. The Offering was made only by means of a prospectus and prospectus supplement. A copy of the prospectus and prospectus supplement relating to these securities may be obtained from the website of the SEC at http://www.sec.gov or by contacting: B. Riley Securities, Inc., 1300 17th Street North, Suite 1300, Arlington, Virginia 22209, Attn: Prospectus Department, Email: prospectuses@brileyfin.com, Telephone: (703) 312-9580.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Atlanticus Holdings Corporation

Empowering Better Financial Outcomes for Everyday Americans

Atlanticus’ technology allows bank, retail, and healthcare partners to offer more inclusive financial services to everyday Americans through the use of proprietary analytics. We apply the experience gained and infrastructure built from servicing over 18 million customers and $26 billion in consumer loans over our 25-year operating history to support lenders that originate a range of consumer loan products. These products include retail and healthcare credit and general-purpose credit cards marketed through our omnichannel platform, including retail point-of-sale, healthcare-point of-care, direct mail solicitation, internet-based marketing, and partnerships with third parties. Additionally, through our CAR subsidiary, Atlanticus serves the individual needs of automotive dealers and automotive non-prime financial organizations with multiple financing and service programs.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You generally can identify these statements by the use of words such as “outlook,” “potential,” “continue,” “may,” “seek,” “approximately,” “predict,” “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These risks and uncertainties include those risks described in the Company's filings with the Securities and Exchange Commission and include, but are not limited to, risks related to the extent and duration of the COVID-19 pandemic and its impact on the Company, bank partners, merchants, consumers, loan demand, the capital markets, labor availability, supply chains and the economy in general; the Company's ability to retain existing, and attract new, merchants and funding sources; changes in market interest rates; increases in loan delinquencies; its ability to operate successfully in a highly regulated industry; the outcome of litigation and regulatory matters; the effect of management changes; cyberattacks and security vulnerabilities in its products and services; and the Company's ability to compete successfully in highly competitive markets. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, the Company disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

Contact:
Investor Relations

Adam Prior

Senior Vice President

The Equity Group Inc.

(212) 836-9606

aprior@equityny.com